EXHIBIT 99.1

Evolving Systems Reports Third Quarter 2014 Financial Results

Total revenue of $7.6 million increases 25% year-over-year

Adjusted-EBITDA of $2.5 million increases 60% year-over-year

Net Income increase of 83% drives EPS of $0.14

DSA revenue of $3.8 million increases 68% year-over-year

Fourth quarter dividend of $0.11 per share, payable November 25, 2014, to stockholders of record on November 18, 2014

ENGLEWOOD, Colorado, November 4, 2014 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices worldwide, today reported financial results for its third quarter and nine months ended September 30, 2014.

“Our strong quarterly financial results were highlighted by 68% year-over-year Dynamic SIM Allocation™ (DSA) revenue growth,” said Thad Dupper, Chairman and CEO. “Our DSA growth is a direct result of more carriers deploying our solution in production, as well as steady and strong increases in SIM card activation volumes, driven by the proliferation of connected devices.  The impact of this trend is positive revenue and EBITDA results along with gross margins and operating margins that are near all-time highs. Through nine months of 2014, adjusted EBITDA of $6.8 million has eclipsed 2013’s full year total of $6.3 million. Our year-to-date bookings highlights included a 40% increase in DSA license and services orders and an 18% increase in overall license and services orders. Given the market dynamics we are experiencing with DSA, we believe we are well positioned for continued growth for Q4 and into 2015.”

Third Quarter Results Recap

•                  Revenue increased 25% to $7.6 million from $6.1 million in the third quarter last year.  License and services revenue increased 34% to $5.1 million from $3.8 million last year. Customer support revenue increased 8% to $2.4 million from $2.2 million a year ago.

•                  Operating income increased 58% to $2.3 million from $1.5 million in the third quarter last year.

•                  Net income increased 83% to $1.7 million from $0.9 million in the third quarter last year.  Diluted net income per share was $0.14 versus $0.08 year over year.

•                  Adjusted EBITDA of $2.5 million, up 60% from $1.6 million in the third quarter last year.

•                  Balance Sheet: Cash and cash equivalents at September 30, 2014, were $11.0 million, down from $13.8 million at 2013 year-end. However, working capital at September 30, 2014, increased 8% to $15.9 million from $14.7 million at 2013 year-end.

•                  Dividend Update: The Company declared a fourth quarter dividend of $0.11 per share, payable on November 25, 2014, to stockholders of record on November 18, 2014.

Nine-Month Results Recap

•                  Revenue increased 19% to $22.1 million through the first nine months of 2014 from $18.5 million in the same period last year. License and services revenue was up 24% to $14.7 million from $11.9 million last year. Customer support revenue increased 11% to $7.4 million from $6.7 million.

•                  Operating income increased 33% to $6.0 million (inclusive of $0.2 million in restructuring costs) from $4.5 million last year.

•                  Net income increased 33% to $4.0 million from $3.0 million a year ago. Diluted net income per share grew to $0.34 from $0.26.

•                  Adjusted EBITDA increased 34% to $6.8 million from $5.0 million a year ago.

Bookings and Backlog Highlights

•                  Third quarter bookings totaled $6.0 million compared to $7.0 million in the same quarter last year.  License and services bookings were $4.5 million, down 5% from $4.7 million year over year.  DSA license and services bookings totaled $2.5 million, up 12% from $2.2 million.  Tertio® Service Activation (TSA) license and services bookings were $2.0 million, down 20% from $2.5 million in the third quarter last year.    Customer support bookings in the third quarter totaled $1.5 million versus $2.3 million in the same quarter last year.  Bookings are defined as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

•                  Nine-month bookings increased 9% year over year to $20.6 million from $18.8 million.  License and services bookings grew 18% to $13.2 million from $11.2 million.  DSA license and services bookings were up 40% to $7.8 million from $5.6 million.  TSA license and services bookings declined 4% year over year to $5.4 million from $5.6 million.  Customer support bookings totaled $7.4 million, down 3% from $7.7 million last year.

•                  Total backlog at September 30, 2014, was $10.6 million compared to $11.4 million in the same quarter last year. License and services backlog was $5.5 million, down 9% from $6.0 million year over year. License and services backlog included $3.3 million in DSA and $2.2 million in TSA.  Customer support backlog was $5.1 million, down 4% from $5.3 million year over year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 20590912. A telephone replay will be available through November 18, 2014, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 20590912. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through November 18, 2014.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to over 60 network operators in more than 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of services for connected devices.  Founded in 1985, the Company has headquarters in Englewood, CO, with offices in the United Kingdom, India and Malaysia.  For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the market for the Company’s products, market leadership, positive outlook, EBITDA, cash flow and growth, and the Company’s continued ability to pay dividends or post quarterly or nine-month results that are similar to those described in this press release are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2014, as well as other SEC filings, including Forms 10-Q, 10-Q/A, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Evolving Systems +44 (0) 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue:
License fees and services	$5,141	$3,828	$14,690	$11,853
Customer support	2,419	2,241	7,391	6,670
Total revenue	7,560	6,069	22,081	18,523
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,446	1,217	4,437	4,054
Costs of customer support excluding depreciation and amortization	509	378	1,417	1,087
Sales and marketing	1,363	1,230	4,344	3,776
General and administrative	877	1,017	2,654	2,680
Product development	948	719	2,786	2,116
Depreciation	74	43	172	117
Amortization	24	0	71	195
Restructuring	—	—	237	—
Total costs of revenue and operating expenses	5,241	4,604	16,118	14,025
Income from operations	2,319	1,465	5,963	4,498
Other income (expense):
Interest income	6	2	13	8
Interest expense	(4)	(4)	(13)	(15)
Other loss	—	—	(27)	—
Foreign currency exchange gain (loss)	185	(107)	13	38
Other income (expense), net	187	(109)	(14)	31
Income from operations before income taxes	2,506	1,356	5,949	4,529
Income tax expense	827	436	1,943	1,527
Net income	$1,679	$920	$4,006	$3,002
Basic income per common share	$0.14	$0.08	$0.34	$0.26
Diluted income per common share	$0.14	$0.08	$0.34	$0.26
Weighted average basic shares outstanding	11,647	11,461	11,635	11,431
Weighted average diluted shares outstanding	11,934	11,770	11,919	11,717

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$10,977	$13,785
Short-term restricted cash	24	—
Contract receivables, net	5,774	6,420
Unbilled work-in-progress, net	5,832	2,423
Deferred income taxes	91	131
Prepaid and other current assets	1,047	1,173
Total current assets	23,745	23,932
Property and equipment, net	513	342
Amortizable intangible assets, net	631	702
Goodwill	17,681	17,936
Long-term restricted cash	—	24
Long-term deferred income taxes	305	248
Total assets	$42,875	$43,184
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$8
Accounts payable and accrued liabilities	3,780	4,479
Income taxes payable	910	459
Unearned revenue	3,170	4,287
Total current liabilities	7,865	9,233
Long-term liabilities:
Capital lease obligations, net	8	11
Contingent earn-out obligation	178	178
Long-term unearned revenue	710	1,027
Total liabilities	8,761	10,449
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	95,288	93,895
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(3,428)	(3,016)
Accumulated deficit	(56,505)	(56,903)
Total stockholders’ equity	34,114	32,735
Total liabilities and stockholders’ equity	$42,875	$43,184

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Non-GAAP net income and income per share:
GAAP net income	$1,679	$920	$4,006	$3,002
Amortization of intangible assets	24	—	71	195
Stock-based compensation expense*	108	74	309	228
Restructuring	—	—	237	—
Income tax adjustment for non-GAAP*	(46)	(25)	(214)	(123)
Non-GAAP net income	$1,765	$969	$4,409	$3,302

Diluted net income per share
GAAP	$0.14	$0.08	$0.34	$0.26
Non-GAAP	$0.15	$0.08	$0.37	$0.28
Shares used to compute diluted EPS	11,934	11,770	11,919	11,717

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Net income	$1,679	$920	$4,006	$3,002
Depreciation	74	43	172	117
Amortization of intangible assets	24	—	71	195
Stock-based compensation expense	108	74	309	228
Restructuring	—	—	237	—
Interest expense and other (benefit), net	(187)	109	14	(31)
Income tax expense	827	436	1,943	1,527
Adjusted EBITDA	$2,525	$1,582	$6,752	$5,038

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.